UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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DESTINATION MATERNITY CORPORATION

(Name of Registrant as Specified In Its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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232 Strawbridge Drive

Moorestown, New Jersey 08057

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 4, 2019

To the Stockholders of Destination Maternity Corporation:

The Annual Meeting of Stockholders of Destination Maternity Corporation, a Delaware corporation (the “Company”), will be held at 9:15 a.m. Eastern Daylight Time, on Tuesday, June 4, 2019, at the corporate headquarters of the Company at 232 Strawbridge Drive, Moorestown, NJ 08057, for the following purposes:

1.	To elect five directors of the Company;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing BDO USA, LLP (“BDO”) as independent registered public accountants for the fiscal year ending February 1, 2020;

3.	To hold an advisory vote on executive compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s common stock at the close of business on April 15, 2019 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company. The Board of Directors recommends that you vote FOR each of the director nominees and FOR proposals 2 and 3.

YOUR VOTE IS VERY IMPORTANT. Even if you plan to attend the Annual Meeting, we request that you read the proxy statement and vote your shares via the Internet or by telephone or by signing, dating and returning the enclosed proxy card if you requested and received printed proxy materials.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board of Directors’ recommendations.

This year we are pleased to save costs and help protect the environment by using the “Notice and Access” method of delivery of proxy materials. By April 25, 2019, we will have sent many of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”), which provides an Internet website address that contains instructions on how to access our Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019 and how to vote their shares online. This website also has instructions for voting by phone and for requesting paper copies of the proxy materials and proxy card.

By Order of the Board of Directors

Marla A. Ryan

Chief Executive Officer

April 25, 2019

The Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K are available at

http://investor.destinationmaternity.com or www.proxyvote.com

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO EXERCISE YOUR SHAREHOLDER RIGHT TO VOTE.

PROXY STATEMENT

232 Strawbridge Drive

Moorestown, New Jersey 08057

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

JUNE 4, 2019

This Proxy Statement, which is first being made available to stockholders on approximately April 25, 2019, is furnished in connection with the solicitation by the Board of Directors of Destination Maternity Corporation (the “Company”) of proxies to be used at the 2019 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:15 a.m., Eastern Daylight Time, on Tuesday, June 4, 2019, at 232 Strawbridge Drive, Moorestown, NJ 08057, and at any adjournments or postponements thereof. All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting. If no instructions are given on a properly executed or completed proxy, the shares of the Company’s common stock (“Common Stock”) represented thereby will be voted (i) for the election of the nominees for director named herein, (ii) for the ratification of the appointment of BDO as independent registered public accountants, (iii) for approval, on an advisory basis, of the compensation of the Company’s named executive officers, and (iv) in accordance with the recommendations of the Board on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a proxy bearing a later date or by the vote of a stockholder cast in person at the Annual Meeting.

VOTING

Holders of record of Common Stock on April 15, 2019, the record date, will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 14,385,497 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors.

The Company’s By-laws provide for majority voting in uncontested director elections. In order to be elected in an uncontested election, a nominee must receive a majority of the votes cast with respect to his or her election (or re-election, in the case of any nominee who is an incumbent director), which means the number of votes “for” a nominee must exceed the number of votes “against” that nominee. Abstentions are not counted as votes cast. All five incumbent director nominees have tendered a contingent resignation which would become effective if

(i) the director election is uncontested, (ii) the nominee does not receive a majority of the votes cast with respect to his or her election at the Annual Meeting and (iii) the Board of Directors accepts such resignation. If an incumbent director nominee receives a greater number of votes cast against his or her election than in favor of his or her election (excluding abstentions) in an uncontested election, the Board of Directors will decide, through a process managed by the Nominating and Corporate Governance Committee, whether to accept the resignation based on all factors deemed relevant by the members of the Committee. The Board of Directors’ explanation of its decision will be promptly disclosed in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). Any director nominee not already serving on the Board of Directors who fails to receive a majority of votes cast in an uncontested election will not be elected to the Board of Directors.

Adoption of Proposals 2 and 3 requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors (Proposal 1) will have the same effect as votes against the proposal because the approval of any such proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Brokers are entitled to vote uninstructed shares with respect to proposals that are considered to be “routine” within the meaning of applicable rules (such as Proposal 2), but brokers are not entitled to vote uninstructed shares with respect to other matters. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of Proposal 2 or 3.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

CORPORATE GOVERNANCE

Board of Directors Leadership Structure

The Board of Directors’ policy is that the roles of the Non-Executive Chair of the Board of Directors and the Chief Executive Officer should be separate and should not be held simultaneously by the same individual, thus enabling the Board of Directors to benefit from independent leadership. Anne-Charlotte Windal, an independent director, has served as the Non-Executive Chair of the Board of Directors since May 29, 2018.

Inasmuch as the Non-Executive Chair of the Board of Directors has been independent, the Board of Directors does not believe that a lead independent director will be currently necessary. However, the Board of Directors in executive session will establish a lead independent director in the event of the need for emergency succession actions with respect to either or both the Non-Executive Chair and the Chief Executive Officer or for other purposes as the Board of Directors may determine. The independent directors who chair the Company’s Audit, Compensation, and Nominating and Corporate Governance Committees also provide leadership to the Board of Directors in their assigned areas of responsibility. The Board of Directors believes its current structure and operation as described here properly safeguard the independence of the Board of Directors.

Corporate Governance Principles

We maintain Corporate Governance Principles that provide a structure within which directors and management can effectively pursue the Company’s objectives for the benefit of its stockholders. Our Corporate Governance Principles are available on the Company’s investor website at http://investor.destinationmaternity.com or are available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is designed to promote the highest standards of business conduct in our relationships with each other and with our customers, suppliers and others. The Code of Business Conduct and Ethics contains basic principles to guide directors, officers and employees of our Company. Our Code of Business Conduct and Ethics is available on the Company’s investor website at http://investor.destinationmaternity.com or is available to our stockholders by writing to our Secretary at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Board of Directors Independence

The Company’s Corporate Governance Principles require that a majority of the Company’s directors be independent. The Nasdaq Stock Market (“Nasdaq”) listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation, and Nominating and Corporate Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These director independence standards, which are set forth in our Corporate Governance Principles, are consistent with the Nasdaq listing standards. A director will be considered “independent” if he or she meets the requirements of our director independence standards and the independence criteria in the Nasdaq listing standards.

The Board of Directors has affirmatively determined that all of the Company’s current and nominee directors other than Ms. Ryan, our Chief Executive Officer, have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent.

The Board of Directors has determined that each of the Company’s current Audit, Compensation, and Nominating and Corporate Governance Committees is composed solely of independent directors. Independence for Audit Committee purposes requires compliance with applicable independence rules of the SEC in addition to the Nasdaq listing standards. In making the independence determinations for the Board of Directors and its committees, the Board of Directors reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

Compensation Committee Interlocks and

Insider Participation

None of the members of the Compensation Committee is currently or has been an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors and the compensation committee of any other company.

The Board of Directors and

Committee Meetings

During the year ended February 2, 2019 (“fiscal year 2018”), the Board of Directors held 3 meetings that were called and held in person and 22 meetings that were called and held telephonically. Each incumbent director attended at least 75% in the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served at the time of such meetings.

We expect all of our directors to attend the annual meetings of stockholders. All of our then-current directors attended last year’s annual meeting of stockholders, with the exception of Mr. Michael J. Blitzer.

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

Audit Committee. During fiscal year 2018, the Audit Committee, which consisted of Mr. Barry Erdos, Chair, Mr. Blitzer, and Mr. Peter P. Longo prior to the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), Mr. Christopher Morgan, Chair, Ms. Andrea Funk and Ms. Anne-Charlotte Windal at the end of the fiscal year, and currently Mr. Gregory Kleffner, Mr. Morgan, Chair and Ms. Windal, held 1 meeting that was called and held in person and 4 meetings that were called and held telephonically. Mr. Erdos previously served as the “audit committee financial expert” as defined under the rules and regulations of the SEC. For part of fiscal year 2018, the Board did not designate any individual Board member as an “audit committee financial expert,” however, the Board believes the level of financial knowledge, background and experience of the members of the Audit Committee, including the ability to read and understand financial statements and the rigor with which they approached their duties, was cumulatively sufficient to discharge the Audit Committee’s responsibilities during this period. Gregory Kleffner, who was appointed to the Audit Committee on March 29, 2019, currently serves as the “audit committee financial expert.” No members of the committee have a direct or indirect material relationship with the Company and all members of the committee satisfy the independence criteria in the Nasdaq listing standards. The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements and alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Audit Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Compensation Committee. During fiscal year 2018, the Compensation Committee, which consisted of Mr. Longo, Chair, and Mr. Erdos prior to the 2018 Annual Meeting, Ms. Windal, Chair, and Mr. Morgan at the end of the fiscal year, and currently Mr. Kleffner, Mr. Morgan and Ms. Windal, Chair, held 1 meeting that was called and held in person and 5 meetings that were called and held telephonically. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. In addition, the Compensation Committee administers the Company’s equity-based compensation plans. The Compensation Committee also reviews, and discusses with management, the Compensation Discussion and Analysis (“CD&A”) to be included in the Company’s annual proxy statement or annual report, as applicable, and determines whether to recommend to the Board of Directors that the CD&A be included in the proxy statement or annual report. The Compensation Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Nominating and Corporate Governance Committee. During fiscal year 2018, the Nominating and Corporate Governance Committee, which consisted of Mr. Erdos, Chair, Mr. Blitzer, and Mr. Pierre-André Mestre prior to the 2018 Annual Meeting, Ms. Funk, Chair and Mr. Morgan at the end of the fiscal year, and currently Ms. Gavales, Chair and Mr. Morgan, held 1 meeting that was called and held in person and 4 meetings that were called and held telephonically. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors, actively seeking candidates who meet those criteria, and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors.

The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. It is the Nominating and Corporate Governance Committee’s policy to consider director nominees in a manner that seeks to produce the best candidates with a diversity of qualities, backgrounds and complementary skills. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057, and should not include self-nominations. The Nominating and Corporate Governance Committee’s charter is posted on the Company’s investor website at http://investor.destinationmaternity.com.

Board of Directors Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board of Directors oversees the Company’s strategic planning and the risks inherent in the operation of its business. The Board of Directors administers its risk oversight function through the full Board of Directors and each of its committees. The management of the Company, which is responsible for day-to-day risk management, identifies and assesses the Company’s risks on a regular basis, and develops steps to mitigate and manage risks. The Board of Directors exercises its risk oversight function by making inquiries of management with respect to areas of particular interest. Each of the committees of the Board of Directors is responsible for oversight of risk management practices for categories of top risks relevant to their functions, as summarized below.

The Audit Committee assists the Board of Directors with its risk oversight in a variety of areas, including financial reporting, internal controls, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit function and the Company’s Code of Business Conduct and Ethics. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Nominating and Corporate Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board of Directors.

Compensation of Directors

Pursuant to our Non-Employee Director Compensation Policy (the full text of which is posted on our investor website at http://investor.destinationmaternity.com), during fiscal year 2018 each of our non-employee directors was entitled to receive a retainer of $12,500 per quarter. In addition, during fiscal year 2018, each non-employee director who is a member of a committee was paid an additional quarterly retainer as follows:

Additional Quarterly Retainer ($)
Audit Committee Chair	3,750
Audit Committee Member	1,875

Compensation Committee Chair	3,750
Compensation Committee Member	1,250

Nominating and Corporate Governance Committee Chair	2,500
Nominating and Corporate Governance Committee Member	1,250

During fiscal year 2018, our Non-Executive Chair received an additional retainer of $6,250 per quarter. Non-employee directors are not compensated for attendance at meetings of our Board of Directors or committees of the Board of Directors on which they serve; however, they are reimbursed for their reasonable travel expenses incurred to attend meetings of our Board of Directors or committees of the Board of Directors on which they serve. Directors who are also our employees receive no additional compensation for serving as a director or as a member of any committee of the Board of Directors.

Following our 2018 Annual Meeting, in accordance with the Company’s Non-Employee Director Compensation Policy, on May 29, 2018, the Company granted each non-employee director who was elected to the Board of Directors at such meeting (other than Mr. Morgan) 4,000 shares of restricted stock, and our Non-Executive Chair received an additional 2,000 shares of restricted stock. In addition, Ms. Funk was granted 4,000 shares of restricted stock on August 31, 2018, in connection with her appointment as a director on August 13, 2018. Grants of restricted stock to our non-employee directors vest on the earlier of: (1) one year from the date of grant, or (2) one day before the Company’s next Annual Meeting of Stockholders, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company.

The Company’s equity ownership guidelines applicable to non-employee directors require each non-employee director to own shares of our Common Stock having an aggregate fair market value equal to or greater than four times the annual cash retainer then payable to such non-employee director (excluding retainers for committee or chair service). Non-employee directors have three years from the date of their initial election to satisfy the guidelines. All of our current non-employee directors are within the three-year grace period under the guidelines to achieve the required level, and none have yet achieved the required level.

In fiscal year 2018, our non-employee directors received the compensation set forth in the table below. Ms. Ryan, who also serves as our Chief Executive Officer, and Ms. Payner-Gregor, our former Interim Chief Executive Officer, did not receive any additional compensation for their service as a director in fiscal year 2018. (For a summary of Ms. Ryan’s and Ms. Payner-Gregor’s compensation in fiscal year 2018, please refer to the Summary Compensation Table included in the “Executive Compensation” discussion, below.)

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($) (7)(8)	Total ($)
Anne-Charlotte Windal (Chair) (1)	69,331		20,820	90,151
Holly N. Alden (1)	37,102		13,880	50,982
Michael J. Blitzer (2)	18,716		—	18,716
Barry Erdos (3)	35,186		—	35,186
Andrea J. Funk (4)	34,258		20,080	54,338
Peter P. Longo (3)	23,208		—	23,208
Jean-Claude Jacomin (5)	1,580		—	1,580
Pierre-André Mestre (3)	7,857		—	7,857
Christopher B. Morgan (1)	60,329	(6)	—	60,329

(1)

Ms. Windal and Ms. Alden, and Mr. Morgan, were elected to our Board of Directors at our 2018 Annual Meeting, held on May 23, 2018. Ms. Alden resigned from our Board of Directors, effective as of March 13, 2019.

(2)	Mr. Blitzer did not stand for re-election at our 2018 Annual Meeting, and his service as a director on the Board of Directors ended upon the commencement of our 2018 Annual Meeting.
(3)

Messrs. Erdos, Longo, and Mestre were not re-elected to our Board of Directors at our 2018 Annual Meeting, and their service as a director on the Board of Directors ended on May 23, 2018. Mr. Mestre served as a member of our Board of Directors during fiscal year 2018 only during the period following his appointment on April 3, 2018, until our 2018 Annual Meeting.

(4)	Ms. Funk was appointed to the Board of Directors on August 13, 2018, and resigned from our Board of Directors effective March 28, 2019.
(5)	Mr. Jacomin was appointed to the Board of Directors on April 2, 2018, but resigned on April 11, 2018.
(6)	Mr. Morgan’s cash fees were paid by the Company directly to Kingdon Capital Management LLC (Mr. Morgan’s employer) at Mr. Morgan’s request.
(7)

Following our 2018 Annual Meeting, in accordance with the Company’s Non-Employee Director Compensation Policy, on May 29, 2018, the Company granted each non-employee director who was elected to the Board of Directors at such meeting (other than Mr. Morgan) 4,000 shares of restricted stock with a grant date fair value of $13,880, and granted an additional 2,000 shares of restricted stock to Ms. Windal for her service as Non-Executive Chair with a grant date fair value of $6,940. Ms. Funk was granted 4,000 shares of restricted stock on August 31, 2018 with a grant date fair value of $20,080 in connection with her appointment on August 13, 2018. These grant date fair values were computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 (filed with the SEC on April 16, 2019) for a discussion of the assumptions used in the valuation of stock-based awards.

(8)	As of the end of fiscal year 2018, our non-employee directors held the following unvested stock awards:

Name	Unvested Restricted Stock (#)
Anne-Charlotte Windal (Chair)	6,000
Holly N. Alden	4,000
Michael J. Blitzer	—
Barry Erdos	—
Andrea J. Funk	4,000
Peter P. Longo	—
Jean-Claude Jacomin	—
Pierre-André Mestre	—
Christopher B. Morgan	—

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board of Directors. Stockholders may contact the Board of Directors by writing to them c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Certain Relationships and Related Party Transactions

Our Board of Directors recognizes that related party transactions present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof). Pursuant to the Company’s Code of Business Conduct and Ethics, information about transactions involving related parties is reviewed by the Audit Committee. It is the Company’s policy that all business decisions will reflect independent judgment and discretion, uninfluenced by considerations other than those honestly believed to be in the best interests of the Company and its stockholders. Any direct or indirect conflict of interest between the Company and any director, officer or employee is prohibited unless otherwise consented to by the Audit Committee in accordance with the Code of Business Conduct and Ethics. Related parties include Company directors, nominees for director, and executive officers, as well as their immediate family members. Related party transactions include transactions, arrangements or relationships pursuant to which the judgment and discretion of a director, officer or employee is or may be influenced by considerations of personal gain or benefit, or gain or benefit to a third party, whether or not affiliated with the director, officer or employee.

When reviewing a related party transaction, the Audit Committee will use any process and review any information that it determines is appropriate. The Audit Committee takes into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the related party’s relationship to the Company; (iii) the related party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. All related party transactions will be disclosed in accordance with SEC rules.

In the event the Company becomes aware of a related party transaction that was not previously approved or ratified by the Audit Committee or management, the Company shall evaluate all options available, including ratification, revision or termination of the transaction. To the Company’s knowledge, since February 3, 2018 no related party has had a material interest in any of our business transactions or relationships.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 15, 2019, except as otherwise noted, with respect to the beneficial ownership of shares of Common Stock by each person who is known to us to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the Company’s named executive officers, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership (#)		Percent of Class (%) (b)
David Helkey	—		*
Marla A. Ryan	31,800	(c)	*
Rodney Schriver	14,165	(d)	*
Lisa Gavales	—		*
Gregory Kleffner	—		*
Christopher B. Morgan	—		*
Anne-Charlotte Windal	14,900	(e)	*
Melissa Payner-Gregor	35,376	(f)	*
David Stern	20,226	(g)	*
Ronald Masciantonio	31,846	(h)	*
Yeled Invest S.A.	1,922,820	(i)	13.4%
9B, Boulevard Du Prince Henri
Luxembourg N4 L-1724
Disciplined Growth Investors, Inc	1,270,944	(j)	8.9%
150 S. Fifth Street
Minneapolis, MN 55402
Nathan G. Miller	941,402	(k)	6.6%
347 Lukes Wood Road
New Canaan, CT 06840
Renaissance Technologies LLC	724,400	(l)	5.1%
800 Third Avenue
New York, NY 10022
Royce and Associates, LP	769,967	(m)	5.4%
745 Fifth Avenue
New York, NY 10151
All current directors and officers as a group (7 persons)	60,865	(n)	*

*	Less than 1% of the outstanding Common Stock or less than 1% of the voting power.
(a)	Except as otherwise indicated, the address of each person named in the table is: c/o Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057.
(b)	Based upon 14,340,497 shares of Common Stock issued and outstanding as of April 15, 2019.
(c)	Includes 31,800 shares of Common Stock owned directly by Ms. Ryan.
(d)

Includes 5,000 shares of unvested restricted stock that will vest on April 20, 2019 and 5,000 shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) as of April 15, 2019 or 60 days thereafter.

(e)	Includes 8,900 shares of Common Stock and 6,000 shares of unvested restricted stock that will vest on May 29, 2019.
(f)

Ms. Payner-Gregor’s employment terminated on May 29, 2018. Reflects the number of shares of Common Stock, to the extent known by the Company, owned by Ms. Payner-Gregor upon her departure from the Company.

(g)	Mr. Stern’s employment terminated on August 10, 2018. Reflects the number of shares of Common Stock, to the extent known by the Company, owned by Mr. Stern upon his departure from the Company.
(h)

Mr. Masciantonio’s employment terminated on June 4, 2018. Reflects the number of shares of Common Stock, to the extent known by the Company, owned by Mr. Masciantonio upon his departure from the Company.

(i)

Information is based on the Schedule 13D/A filed with the SEC on April 4, 2018. According to such filing, Yeled Invest S.A. (“Yeled”) is the beneficial owner of and has sole power to vote, dispose or direct the disposition of 1,921,820 of the shares specified in on the above table. In addition, as a result of its ownership of a controlling interest in Orchestra-Premaman S.A. (“Orchestra”), Yeled is deemed to beneficially own and have shared power to vote, dispose or direct the disposition of 1,000 of the shares specified on the above table.

(j)	Information is based on the 13F filed with the SEC by Disciplined Growth Investors, Inc. on February 13, 2019.
(k)	Information is based on the Schedule 13G filed with the SEC on January 21, 2019. According to such filing, Mr. Miller beneficially owns all of the shares specified on the above table.
(l)

Information is based on the Schedule 13G/A filed with the SEC on February 13, 2019. According to such filing, Renaissance Technologies LLC (“RTC”), and Renaissance Technologies Holdings Corporation, which holds a majority ownership of RTC, beneficially own all of the shares specified on the above table.

(m)	Information is based on the Schedule 13G/A filed with the SEC on January 14, 2019, according to which, Royce & Associates, LP beneficially owns all of the shares specified on the above table.
(n)	Includes 5,000 shares of Common Stock purchasable upon exercise of stock options owned (or which may be deemed to be owned) by Rodney Schriver as of April 15, 2019 or 60 days thereafter.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely upon a review of the copies of such reports furnished to us, all Section 16(a) reports for the fiscal year ended February 2, 2019 were timely filed, with the exception of Mr. Schriver, who did not timely file two reports on Form 4 covering three transactions; and Ms. Windal who did not timely file one report on Form 4 covering one transaction.

EXECUTIVE COMPENSATION

Overview

The Compensation Committee of our Board of Directors (the “Committee”) has developed and implemented compensation policies, plans, and programs that seek to enhance our profitability, and thus stockholder value, by aligning the financial interests of our senior management with those of our stockholders. Our compensation arrangements are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities, in the best long-term interests of our stockholders.

The Company operates on a 52/53-week fiscal year ending on the Saturday nearest January 31 of each year. References in this discussion to our fiscal year 2018 refer to the fiscal year, or periods within such fiscal year, which began February 4, 2018 and ended February 2, 2019. References to our fiscal year 2017 refer to the fiscal year, or periods within such fiscal year, which began January 29, 2017 and ended February 3, 2018.

This discussion of our executive compensation program, and the tables that follow, focuses on our “named executive officers,” which are defined pursuant to SEC rules. Our “named executive officers” for fiscal year 2018 are: Marla Ryan, our current Chief Executive Officer; David Helkey, our current Chief Financial and Operating Officer; Rodney Schriver, our current Senior Vice President and Chief Accounting Officer; Melissa Payner-Gregor, our former interim Chief Executive Officer; David Stern, our former Executive Vice President and Chief Financial Officer; and Ronald Masciantonio, our former Executive Vice President and Chief Administrative Officer.

Composition of the Committee

Ms. Windal, Mr. Kleffner and Mr. Morgan serve on the Committee, and each is considered to be an “independent director” under the applicable NASDAQ and SEC rules. The Committee meets at least annually regarding executive compensation decisions.

Significant Personnel Developments

In fiscal year 2018, following our 2018 Annual Meeting, our Board of Directors focused on our Company’s continuing transformation, with an emphasis on Company-wide performance and improving shareholder value. As part of implementing a comprehensive and attainable business plan geared toward accelerating revenue growth, rationalizing expenses, and improving our profitability, the Board sought to facilitate necessary leadership shifts to drive change and realize our transformational goals. Key changes in our executive management team during fiscal year 2018 are summarized below.

Resignation of Melissa Payner-Gregor and Appointment of Marla Ryan

Ms. Payner-Gregor was named the Company’s interim Chief Executive Officer effective January 3, 2018. However, following our 2018 Annual Meeting, Ms. Payner-Gregor resigned from her position on May 29, 2018 to pursue other opportunities, and in connection with her resignation, Ms. Ryan was appointed as our Chief Executive Officer.

In connection with her interim appointment, Ms. Payner-Gregor entered into a letter agreement with the Company, pursuant to which her base salary was set at an annual rate of $620,000 and she was entitled to receive a cash bonus of $50,000 upon the earlier of her termination by the Company or employment through June 30, 2018 (the “Interim Bonus”). Pursuant to a separate March 22, 2018 letter agreement by and between the Company and Ms. Payner-Gregor, upon Ms. Payner-Gregor’s cessation of service, the Company agreed to pay the applicable premium for Ms. Payner-Gregor’s and her dependents’ COBRA continuation coverage (including any tax withholding required in connection with that payment, determined on a “grossed-up” basis) until such time as the continued coverage terminates or expires in accordance with COBRA (“COBRA Subsidy”). Upon her separation from the Company, Ms. Payner-Gregor executed a Release Agreement with the Company, effective as of June 1, 2018, pursuant to which Ms. Payner-Gregor received payment of the Interim Bonus and COBRA Subsidy, and Ms. Payner-Gregor and the Company each released certain claims against the other.

In connection with her appointment as our Chief Executive Officer, Ms. Ryan entered into a letter agreement with the Company, dated May 30, 2018, pursuant to which Ms. Ryan was entitled to an annual base salary of $620,000 and participation in the Company’s standard medical, health, and retirement plans available to its senior executive officers. Upon Ms. Ryan’s termination without “cause” or resignation for “good reason” (each as defined in the letter agreement), Ms. Ryan was entitled to receive, subject to her execution of a general release of claims, a lump sum severance payment of $50,000 and a 12-month subsidy for any COBRA continuation costs for Ms. Ryan and her dependents. However, the terms and provisions of the letter agreement were superseded by an Executive Employment Agreement between Ms. Ryan and the Company, dated as of November 1, 2018, as described below under “—Employment Agreements and Potential Payments upon Termination or Change in Control.”

Departure of David Stern and Appointment of David Helkey

David Stern, our former Executive Vice President and Chief Financial Officer, departed the Company effective as of August 10, 2018. In connection with his departure, Mr. Stern and the Company entered into a Separation and Release Agreement, pursuant to which Mr. Stern became entitled to receive certain separation benefits described in his former Executive Employment Agreement with the Company, including 12 months of continued base salary ($405,000 in the aggregate), a prorated bonus for fiscal year 2018, based on actual performance, and a 12-month COBRA subsidy; however, all of Mr. Stern’s unvested equity awards were forfeited. Mr. Stern and the Company each released certain claims against the other pursuant to the Separation and Release Agreement.

David Helkey was appointed by the Board as our Chief Financial and Operating Officer, effective as of January 21, 2019. In connection with his appointment, Mr. Helkey entered into an Executive Employment Agreement with the Company, dated as of January 9, 2019, as described below under “—Employment Agreements and Potential Payments upon Termination or Change in Control.”

Resignation of Ronald Masciantonio

Ronald Masciantonio, our former Executive Vice President and Chief Administrative Officer, resigned from the Company effective as of June 4, 2018. In connection with his departure, Mr. Masciantonio and the Company entered into a Separation and Release Agreement, pursuant to which Mr. Masciantonio became entitled to receive certain separation benefits described in his former Amended and Restated Executive Employment Agreement with the Company, including 12 months of continued base salary ($425,000 in the aggregate), a prorated bonus for fiscal year 2018, based on actual performance, and a 12-month COBRA subsidy; however, all of Mr. Masciantonio’s unvested equity awards were forfeited. Mr. Masciantonio and the Company each released certain claims against the other pursuant to the Separation and Release Agreement.

Consideration of Most Recent Stockholder Advisory Vote on Executive Compensation

During fiscal year 2018, we again conducted a “Say-On-Pay” stockholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Approximately 43% of the shares voting were voted in favor of the non-binding, advisory vote on our executive compensation. However, this low result occurred in connection with a contested election at our 2018 Annual Meeting at which Ms. Windal, Ms. Alden, Mr. Morgan, and Ms. Ryan were elected to replace the former members of the Board of Directors. Following our 2018 Annual Meeting, except for pre-existing contractual obligations to certain executive officers, the Committee engaged in a comprehensive, ongoing restructuring of our executive compensation program, which is intended to align our named executive officers’ interests with those of our stockholders in the continuing transformation of our Company.

Role of Compensation Consultant; Participation of Management in the Compensation Process

Prior to our 2018 Annual Meeting, the former Board of Directors and Committee sometimes solicited input from Korn Ferry Hay Group, an outside executive compensation consulting firm to assist it in evaluating the Company’s executive compensation practices for senior management personnel. Following the 2018 Annual Meeting, the new Committee retained the services of Compensation Advisory Partners, an outside executive compensation consultant, to review the Company’s executive compensation program and policies and to advise on the terms of Ms. Ryan’s Executive Employment Agreement, as described below under “—Employment Agreements and Potential Payments upon Termination or Change in Control.” The Committee assessed the independence of Compensation Advisory Partners and concluded that its work for the Company did not raise any conflict of interest.

In the course of providing advice to the Committee on potential employment terms for Ms. Ryan, Compensation Advisory Partners developed a peer group of similarly sized specialty retail and apparel companies that served as a general market reference for pay levels and pay practices. The peer group is described below under “—Peer Group.”

The Committee requests input from time to time from members of management, including our Chief Executive Officer, regarding the Company’s compensation practices, but the Committee is responsible for final decisions regarding any compensation for our named executive officers.

Peer Group

The peer group used by the Committee as a general market reference includes the specialty retail and apparel companies listed below. The companies were selected because they fell within the range of 0.5x to 2.5x the revenues that the Company reported in the prior year.

•	Boot Barn Holdings, Inc.

•	The Buckle, Inc.

•	The Cato Corporation

•	Christopher & Banks Corporation

•	Citi Trends, Inc.

•	Delta Apparel, Inc.

•	Destination XL Group, Inc.

•	Francesca’s Holdings Corporation
•	Iconix Brand Group, Inc.

•	J.Jill, Inc.

•	New York & Company, Inc.

•	Rocky Brands, Inc.

•	Tilly’s Inc.

•	Vera Bradley, Inc.

•	Zumiez Inc.

Effect of Historical Contractual Arrangements

The Committee’s compensation decisions are made in light of our current and foreseeable future circumstances and with an eye toward conformity with perceived “best practices.” However, the Committee’s approach to compensation in fiscal year 2018 was also influenced by our existing contractual commitments to certain named executive officers, which were in effect prior to our Board’s election at the 2018 Annual Meeting. Certain of those contractual commitments were required to be honored upon the management departures described above, although our current Board of Directors and Committee did not negotiate the terms of such pre-existing commitments.

Elements of Compensation

The principal elements of our named executive officers’ compensation are: (1) base salary, (2) annual cash bonuses, (3) equity-based incentives, and (4) severance and change in control benefits. The Company provides limited perquisites to its employees and executives generally, including standard health and welfare benefit plans and participation in a 401(k) plan. Prior to their separations of employment with us, Messrs. Stern and Masciantonio also received automobile expense reimbursements, as described in the “Summary Compensation Table,” below.

Base Salary

The base salary of each named executive officer constitutes compensation for discharging such named executive officer’s job responsibilities, taking into account such factors as the individual executive’s experience, tenure, and alternative employment opportunities. During fiscal year 2018, the base salaries applicable to our named executive officers were as follows: Ms. Ryan: $620,000, reduced to $350,000 on November 1, 2018 in connection with Ms. Ryan’s entry into an Executive Employment Agreement with us; Mr. Helkey: $275,000; Mr. Schriver: $265,000; Ms. Payner-Gregor: $620,000; Mr. Stern: $405,000; and Mr. Masciantonio: $425,000.

Annual Bonuses – Ms. Ryan and Mr. Helkey

Ms. Ryan and Mr. Helkey are entitled to an EBITDA-based cash bonus in each calendar year pursuant to a formula set forth in their employment agreements with us, as summarized in the table below:

If estimated adjusted EBITDA is…	Ms. Ryan’s cash bonus earned is…	Mr. Helkey’s cash bonus earned is…
Less than or equal to the Company’s actual adjusted EBITDA for the prior year	1.2% of the difference between estimated adjusted EBITDA and $0.	0.7% of the difference between estimated adjusted EBITDA and $0.

Above the prior year’s actual adjusted EBITDA but below budgeted adjusted EBITDA	1.2% of the prior year’s actual adjusted EBITDA plus 3.5% of the difference between estimated adjusted EBITDA and the prior year’s actual adjusted EBITDA.	0.7% of the prior year’s actual adjusted EBITDA plus 2.5% of the difference between estimated adjusted EBITDA and the prior year’s actual adjusted EBITDA.

Above budgeted adjusted EBITDA	1.2% of the prior year’s actual adjusted EBITDA plus 3.5% of the difference between budgeted adjusted EBITDA and the prior year’s actual adjusted EBITDA plus 7.0% of the difference of estimated adjusted EBITDA and budgeted adjusted EBITDA.	0.7% of the prior year’s actual adjusted EBITDA plus 2.5% of the difference between budgeted adjusted EBITDA and the prior year’s actual adjusted EBITDA plus 5.0% of the difference of estimated adjusted EBITDA and budgeted adjusted EBITDA.

However, Ms. Ryan’s and Mr. Helkey’s total annual cash compensation (i.e., base salary and cash bonus) are subject to a cap of $2,000,000 and $1,200,000, respectively. Ms. Ryan’s annual bonus for 2018 was determined based on adjusted EBITDA for our second through fourth quarters of 2018 and prorated based on the number of days that Ms. Ryan was employed with us during such quarters. Mr. Helkey’s annual bonus for 2018 was determined based on adjusted EBITDA for fiscal 2018 and prorated based on the number of days Mr. Helkey was employed during such fiscal year.

Payments of the annual cash bonus are generally payable in 12 monthly “draws” after the Company estimated adjusted EBITDA for an applicable year is determined, subject to “true up” following the completion of the Company’s audited financials for such year. The Committee believes that adjusted EBITDA is the appropriate performance metric for annual bonus purposes because it believes that continued profitability will be the key driver to increase stockholder value.

For purposes of calculating the 2018 bonus payable to Ms. Ryan (which was based on adjusted EBITDA for our second through fourth quarters of 2018), our budgeted adjusted EBITDA was $11,657,000 and our prior year’s actual adjusted EBITDA was $6,688,000. Based on an estimated adjusted EBITDA for 2018 of $8,172,000, Ms. Ryan received a prorated bonus in respect of 2018 of $120,553, which is reported in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table,” below.

For purposes of calculating the 2018 bonus payable to Mr. Helkey, our budgeted adjusted EBITDA was $21,012,000 and our prior year’s actual adjusted EBITDA was $13,012,000. Based on an estimated adjusted EBITDA for 2018 of $16,026,000, Mr. Helkey received a prorated bonus in respect of 2018 of $5,472, which is reported in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table,” below.

Annual Bonus – Mr. Schriver

In March 2018, the former Committee established fiscal year 2018 performance criteria and a target bonus for Mr. Schriver (set at 40% of base salary, with a threshold bonus of 3% of base salary and a maximum bonus of 60% of base salary). This bonus was subject to achieving a prescribed level of adjusted EBITDA, which the former Committee defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; (iv) stock-based compensation expense; (v) any expenses incurred by the Company in connection with certain extraordinary, unusual, or infrequently occurring events reported in the Company’s public filings; and (vi) the impact of any changes to accounting principles that become effective during the 2018 fiscal year. The level of adjusted EBITDA that would yield a threshold payout was $16,000,000; the level of adjusted EBITDA that would yield a target payout was $21,000,000; and the level of adjusted EBITDA that would yield a maximum payout was $33,400,000. Based on an achieved adjusted EBITDA of $16,026,000 for fiscal year 2018, Mr. Schriver was entitled to receive a bonus in respect of fiscal year 2018 of $11,130, which is reported in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table,” below.

Annual Bonuses – Messrs. Stern and Masciantonio

In March 2018, the former Committee established fiscal year 2018 performance criteria and target bonuses for each of Messrs. Stern and Masciantonio (set at 60% of base salary, with a threshold bonus of 6% of base salary and a maximum bonus of 120% of base salary). These bonuses were subject to achieving a prescribed level of adjusted EBITDA, which the former Committee defined as earnings before interest, taxes, depreciation and amortization, adjusted to exclude the impact of: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; (iii) gain or loss from the early extinguishment, redemption, or repurchase of debt; (iv) stock-based compensation expense; (v) any expenses incurred by the Company in connection with certain extraordinary, unusual, or infrequently occurring events reported in the Company’s public filings; and (vi) the impact of any changes to accounting principles that become effective during the 2018 fiscal year. The level of adjusted EBITDA that would yield a threshold payout was $16,000,000; the level of adjusted EBITDA that would yield a target payout was $21,000,000; and the level of adjusted EBITDA that would yield a maximum payout was $33,400,000.

Because Messrs. Stern’s and Masciantonio’s employment with us ended prior to the end of fiscal year 2018, each was entitled only to a prorated bonus for fiscal year 2018, based on actual performance and prorated for the period of time during fiscal year 2018 that he remained employed with us. Based on an achieved adjusted EBITDA of $16,026,000 for fiscal year 2018, Messrs. Stern and Masciantonio were entitled to receive a bonus in respect of fiscal year 2018 of $13,324 and $8,999, respectively, which are reported in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table,” below.

Equity-Based Incentives

The Committee believes that equity awards, when appropriately structured, provide powerful long-term incentives and align the interests of the named executive officers with the interests of our stockholders. Accordingly, we emphasize equity in the total compensation packages provided to our named executive officers. Equity awards are made under our Amended and Restated 2005 Equity Incentive Plan.

Equity Awards for Fiscal Year 2018 – Ms. Ryan and Mr. Helkey

In connection with entering into their Executive Employment Agreements with us, Ms. Ryan and Mr. Helkey were each granted an initial equity award. Ms. Ryan’s initial award, granted on November 1, 2018, was comprised as follows: 30% of the total value in stock options to purchase shares of our Common Stock, 20% of the total value in time-based restricted stock units (“RSUs”), and 50% of the total value in performance-based restricted stock units (“PSUs”). Mr. Helkey’s initial award, granted on January 23, 2019, was comprised as follows: 20% of the total value in stock options to purchase shares of our Common Stock, 20% of the total value in RSUs, and 60% of the total value in PSUs. The number of each type of award granted to Ms. Ryan and Mr. Helkey are summarized in the table below:

Name	Stock Options (#)	RSUs (#)	PSUs (#)
Marla Ryan	71,985	30,188	75,471
David Helkey	19,666	12,618	37,855

The options are designed as an incentive to reward absolute increases in the price of our Common Stock, while the RSUs are designed to encourage retention. The PSUs are designed to reward relative total stockholder return (“RTSR”) compared to peer companies over an approximate three-year performance period, as described in further detail below.

The options and RSUs vest in four equal installments on each of the first four anniversaries of November 1, 2018 (in the case of Ms. Ryan) or January 21, 2019 (in the case of Mr. Helkey), subject to continued employment on the applicable vesting date (but subject to accelerated vesting if the executive is terminated without “cause” or resigns for “good reason” within two years of (or for Mr. Helkey, within 18 months following) the consummation of a “change in control,” and, in the case of Ms. Ryan, prorated vesting upon a termination by reason of death or disability).

The PSUs vest over a performance period, which, for Ms. Ryan, begins on May 29, 2018 and ends on January 30, 2021, and for Mr. Helkey, begins on January 21, 2019 and ends on January 30, 2022, based on our RTSR over the performance period and generally subject to continued employment through the date that our earnings are released with respect to the fiscal year ending on the last day of the performance period (but subject to accelerated vesting at the target level if the executive is terminated without “cause” or resigns for “good reason” within two years of (or for Mr. Helkey, within 18 months following) the consummation of a “change in control,” and, for Ms. Ryan, eligibility for prorated vesting, based on actual performance, upon a termination by reason of death or disability). The RTSR will be measured with respect to a peer group selected by the Committee and will reflect a 20-trading day average stock price immediately prior to the beginning and end of the performance period. An executive may earn between 0% and 200% of the target PSUs granted, based on the following scale:

If RTSR Is…	Then the Percentage of Target PSUs Earned Is…
Below the 25th Percentile	0%
At the 25th Percentile	50%
At the 55th Percentile	100%
At the 75th Percentile or Above	200%

The number of PSUs earned will be interpolated on a straight-line basis for performance in between the applicable levels. However, if our total stockholder return is negative over the performance period, the number of PSUs earned cannot exceed the target number.

The Committee chose RTSR as a performance measure because the retail industry is volatile and the Company is engaged in a sweeping transformation process. This ongoing transformation process makes it difficult to identify budget-based financial or operational measures with sufficient precision to use for long-term incentive purposes, but the RTSR metric allows the Committee to reward the senior team if the Company outperforms its peer group.

Equity Awards for Fiscal Year 2018 – Mr. Schriver

On March 13, 2018, the former Committee approved the grant of 20,000 shares of time-based restricted stock and 20,000 time-based options to purchase our Common Stock to Mr. Schriver, each such award subject to service-based vesting in equal annual installments over the four-year period commencing on the grant date, which was April 20, 2018. The former Committee concluded that these awards were appropriate and necessary to retain and motivate Mr. Schriver during a period of leadership transition.

Equity Awards for Fiscal Year 2018 – Messrs. Masciantonio and Stern

On March 13, 2018, the former Committee approved the grant of 35,000 shares of time-based restricted stock and 35,000 time-based options to purchase our Common Stock to each of Messrs. Masciantonio and Stern, each such award subject to service-based vesting in equal annual installments over the four-year period commencing on the grant date, which was April 20, 2018, subject to accelerated vesting upon a change in control. The former Committee concluded that these awards were appropriate and necessary to retain and motivate key employees during a period of leadership transition. On March 13, 2018, the Compensation Committee also modified time-based equity awards granted to Messrs. Masciantonio and Stern in October 2017 to provide for accelerated vesting upon a change in control. This reconciled the change in control treatment of the October 2017 awards to that of both prior and subsequent awards.

As described above under “—Departure of David Stern and Appointment of David Helkey” and “—Resignation of Ronald Masciantonio,” all of Mr. Stern’s and Mr. Masciantonio’s unvested equity awards were forfeited in connection with their respective terminations of employment.

Severance and Change in Control Benefits

The specific terms of our severance and change in control arrangements are discussed below under the heading “—Employment Agreements and Potential Payments upon Termination or Change in Control.”

Additional Compensation Information

Tax and Accounting Considerations Affecting Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1.0 million on the amount of compensation a public company may deduct for federal income tax purposes in any one year paid to certain “covered employees.” For taxable years ending December 31, 2017 and earlier, “covered employees” generally referred to the company’s chief executive officer and its next three most highly compensated executive officers (other than the chief financial officer). However, for taxable years after December 31, 2017, chief financial officers are included in the definition of “covered employees,” and the definition additionally extends to any individual who is (or was) a covered employee for any taxable year beginning after December 31, 2016.

For taxable years prior to December 31, 2017, this limitation did not apply to compensation that was considered “qualified performance based compensation” under the rules of Section 162(m). This exemption was repealed by recent legislation, such that compensation paid to our covered executive officers in excess of $1.0 million will not be deductible unless it qualifies for transitional relief applicable to certain arrangements in place as of November 2, 2017 (the scope of which remains uncertain).

The deductibility of compensation is just one in a variety of considerations relevant to the design of our compensation program, and as such, the Committee reserves the right to grant compensation that may not be tax deductible under the provisions of Section 162(m) or otherwise.

Stock Ownership Guidelines

We have formal stock ownership guidelines in place for our named executive officers, which require that:

•	The Chief Executive Officer own shares of our Common Stock having a fair market value equal to or greater than three times her then-current annual base salary; and

•	Each other named executive officer own shares of our Common Stock having a fair market value equal to or greater than his or her then current annual base salary.

Named executive officers are required to attain the specified level of stock ownership within five years of the named executive officer’s appointment. The failure of a named executive officer to comply with these guidelines will be considered by the Committee when determining future equity grants for such named executive officer. Compliance with these guidelines may be waived at the discretion of the Board. We believe that these ownership guidelines will provide a significant incentive for each of the named executive officers to ensure that his or her actions, and the actions of all those reporting to such officer, are focused on the creation of sustainable stockholder value and the avoidance of excessive risk. All of our named executive officers who remain employed with us are within the five-year grace period under the guidelines to achieve the required level, and none of our named executive officers have yet achieved the required level.

Clawbacks

The Committee continues to evaluate the implementation of a clawback policy and intends to adopt such a policy after the SEC provides further guidance on that issue.

Summary Compensation Table

The following table provides information about our named executive officers’ compensation earned during our fiscal years ended February 2, 2019 (i.e., fiscal year 2018), and February 3, 2018 (i.e., fiscal year 2017):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Compensation ($)	All Other Compensation ($)		Total ($)
Marla Ryan Chief Executive Officer	2018	341,846	—		560,000	240,000	120,553	18,157	(2)	1,280,556
David Helkey Chief Financial and Operating Officer	2018	10,576	—		160,000	40,000	5,472	—		216,048
Rodney Schriver Senior Vice President & Chief Accounting Officer	2018	265,000	—		53,001	29,639	11,130	—		358,770
Melissa Payner-Gregor Former Interim Chief Executive Officer	2018 2017	226,538 116,735	— —		— 9,240	— —	— —	66,812 —	(3)	293,350 125,975
David Stern Former Executive Vice President & Chief Financial Officer	2018 2017	225,865 405,000	— 125,000	(4)	92,751 231,000	52,429 —	13,324 —	466,559 12,000	(5) (6)	850,928 773,000
Ronald J. Masciantonio Former Executive Vice President & Chief Administrative Officer	2018 2017	156,923 403,058	— 242,000	(7)	92,751 231,000	52,429 —	8,999 —	477,481 12,000	(8) (6)	788,583 888,058

(1)

The amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair values of equity awards, computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 2, 2019 (filed with the SEC on April 16, 2019) for a discussion of the assumptions used in the valuation of stock-based awards. For Ms. Ryan and Mr. Helkey, the “Stock Awards” column includes $400,000 and $120,000, respectively, in respect of PSU awards granted in 2018, based upon the probable outcome of the applicable performance conditions. However, assuming that such conditions were achieved at their maximum level, the grant date fair value of Ms. Ryan’s and Mr. Helkey’s PSUs would instead be $800,000 and $240,000, respectively.

(2)	This amount represents the amount of legal fees that were reimbursed to Ms. Ryan in connection with the negotiation of her employment agreement with us.
(3)

This amount represents the severance pay and benefits that Ms. Payner-Gregor received in connection with her separation from employment with us, including payment of the Interim Bonus ($50,000) and the COBRA Subsidy ($14,812).

(4)	This amount represents a retention bonus that was paid to Mr. Stern in fiscal year 2017.
(5)

This amount represents the automobile expense reimbursements that Mr. Stern received in fiscal year 2018 ($7,000) and the severance pay and benefits that Mr. Stern received in connection with his separation from employment with us, including cash severance ($405,000), 12-month COBRA subsidy ($31,194), and payment of accrued but unpaid vacation ($23,365).

(6)	These amounts represent fiscal year 2017 automobile expense reimbursements.
(7)	These amounts represent retention bonuses of $117,000 and $125,000 that were paid to Mr. Masciantonio in fiscal year 2017.
(8)

This amount represents the automobile expense reimbursements that Mr. Masciantonio received in fiscal year 2018 ($5,000) and the severance pay and benefits that Mr. Masciantonio received in connection with his separation from employment with us, including cash severance ($425,000), 12-month COBRA subsidy ($22,962), and payment of accrued but unpaid vacation ($24,519).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth equity awards outstanding as of February 2, 2019, for each of our named executive officers.

	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares
Marla Ryan	—	71,985	(3)	5.30	10/31/2028	—		—	—	—
	—	—		—	—	30,188	(4)	89,055	—	—
	—	—		—	—	—		—	37,736	111,321
David Helkey	—	19,666	(5)	3.17	1/23/2029	—		—	—	—
	—	—		—	—	12,618	(6)	37,223	—	—
	—	—		—	—	—		—	18,928	55,838
Rodney Schriver	—	20,000	(7)	2.65	4/20/2028	—		—	—	—
	—	—		—	—	20,000	(8)	59,000	—	—
	—	—		—	—	18,750	(9)	55,313	—	—
Melissa Payner-Gregor (10)	—	—		—	—	—		—	—	—
David Stern (10)	—	—		—	—	—		—	—	—
Ronald Masciantonio (10)	—	—		—	—	—		—	—	—

(1)	The market value is based upon the closing price of our Common Stock on February 1, 2019, the last trading day in our fiscal year 2018 ($2.95).
(2)

The amounts included in this column represent PSU awards, reported at the “threshold” level of achievement. As more fully described above, PSUs are generally subject to achievement of applicable performance metrics over the applicable performance period and the executive’s continued employment through the date of the applicable earnings release following the conclusion of the performance period, but subject to accelerated or prorated vesting upon certain terminations of employment.

(3)

As more fully described above, Ms. Ryan’s time-based options generally vest in equal installments on each of the first four anniversaries of November 1, 2018, subject to Ms. Ryan’s continued employment on each vesting date, but subject to accelerated or prorated vesting upon certain terminations of employment.

(4)

As more fully described above, Ms. Ryan’s RSUs generally vest in equal installments on each of the first four anniversaries of November 1, 2018, subject to Ms. Ryan’s continued employment on each vesting date, but subject to accelerated or prorated vesting upon certain terminations of employment.

(5)

As more fully described above, Mr. Helkey’s time-based options generally vest in equal installments on each of the first four anniversaries of January 21, 2019, subject to Mr. Helkey’s continued employment on each vesting date, but subject to accelerated vesting upon certain terminations of employment.

(6)

As more fully described above, Mr. Helkey’s RSUs generally vest in equal installments on each of the first four anniversaries of January 21, 2019, subject to Mr. Helkey’s continued employment on each vesting date, but subject to accelerated vesting upon certain terminations of employment.

(7)

As more fully described above, Mr. Schriver’s time-based options generally vest in equal installments on each of the first four anniversaries of April 20, 2018, subject to Mr. Schriver’s continued employment on each vesting date.

(8)

As more fully described above, this award of time-based restricted stock generally vests in equal installments on each of the first four anniversaries of April 20, 2018, subject to Mr. Schriver’s continued employment on each vesting date.

(9)

These shares of restricted stock were granted on December 4, 2017 with an initial vesting term of four years. One-fourth of the award initially vested on December 4, 2018; one-fourth will vest on December 4, 2019, one fourth will vest on December 4, 2020; and one-fourth will vest on December 4, 2021.

(10)	None of Ms. Payner-Gregor, David Stern, or Ronald Masciantonio held any equity awards as of February 2, 2019.

Employment Agreements and Potential Payments upon Termination or Change in Control

We have entered into employment agreements with Ms. Ryan and Messrs. Helkey and Schriver that provide payments and benefits in the event of a termination of employment under various circumstances, including in connection with a “change in control.” The discussion below describes these employment agreements, including a description of the compensation payable to each such executive upon these various termination events.

As described in further detail above, Ms. Payner-Gregor, Mr. Stern, and Mr. Masciantonio all separated from employment with us during fiscal year 2018; please refer to the “Summary Compensation Table” and the discussions above under “—Resignation of Melissa Payner-Gregor and Appointment of Marla Ryan,” “—Departure of David Stern and Appointment of David Helkey,” and “Resignation of Ronald Masciantonio” for a description of the separation payments and benefits provided in connection with their respective terminations.

Executive Employment Agreement with Ms. Ryan

The Company entered into an Executive Employment Agreement with Ms. Ryan on November 1, 2018 (the “CEO Employment Agreement”). The initial term of the CEO Employment Agreement is for three years, subject to automatic, successive one-year renewals unless either the Company or Ms. Ryan provides notice of non-renewal at least 90 days prior to expiration. Under the terms of the CEO Employment Agreement, Ms. Ryan is entitled to a base salary of $350,000 (subject to annual review by the Committee), the annual EBITDA-based cash bonus described above under “—Annual Bonuses – Ms. Ryan and Mr. Helkey,” and participation in the Company’s general employee benefit programs available to senior executives. The CEO Employment Agreement also entitled Ms. Ryan to receive the initial equity grants described above under “—Equity Awards for Fiscal Year 2018 – Ms. Ryan and Mr. Helkey.”

Upon a termination of Ms. Ryan’s employment by the Company without “cause” or by Ms. Ryan for “good reason,” Ms. Ryan would be entitled to receive: (i) payment of all accrued and unpaid base salary through the date of such termination; (ii) payment of any cash bonus not yet paid, but earned for the calendar year in which Ms. Ryan’s employment is terminated; (iii) payment of (a) six months of base salary, in the event that such termination occurs in the first 12 months of the term of the CEO Employment Agreement; (b) nine months of base salary, in the event that such termination occurs in the second year of the term of the CEO Employment Agreement; and (c) 12 months of base salary, in the event that such termination occurs in the third year of the term of the CEO Employment Agreement or thereafter; and (iv) a 12-month COBRA subsidy. However, if the severance event occurs within two years after a “change in control,” then the salary continuation referenced in clause (iii) above will be increased to 24 months and will be payable in one lump sum, and the COBRA subsidy referenced in clause (iv) above will be increased from 12 to 18 months. Ms. Ryan’s severance benefits are subject to her execution and delivery of a release of claims in favor of the Company.

As described above under “—Equity Awards for Fiscal Year 2018 – Ms. Ryan and Mr. Helkey,” if Ms. Ryan is terminated without “cause” or resigns for “good reason” within two years of the consummation of a “change in control,” then Ms. Ryan’s initial option grant, RSU grant, and PSU grant would immediately vest (with the PSUs vesting at the “target” level). In addition, Ms. Ryan would be entitled to prorated vesting of such awards and a prorated cash bonus upon a termination by reason of death or disability.

The CEO Employment Agreement contains certain non-competition and non-solicitation provisions which operate during Ms. Ryan’s employment. In addition, the non-competition covenants continue to apply following Ms. Ryan’s employment with the Company for: (i) nine months, following a cessation of employment within the first 12 months of the term of the CEO Employment Agreement; or (ii) 12 months, following a cessation of employment at any time after the first 12 months of the term of the CEO Employment Agreement. The non-solicitation covenants continue to apply following Ms. Ryan’s employment with the Company for 12 months following a cessation of employment at any time. In addition to the foregoing, Ms. Ryan is subject to perpetual confidentiality and non-disparagement covenants.

Executive Employment Agreement with Mr. Helkey

The Company entered into an Executive Employment Agreement with Mr. Helkey on January 9, 2019 (the “CFO Employment Agreement”). The initial term of the CFO Employment Agreement is for three years (commencing on January 21, 2019), subject to automatic, successive one-year renewals unless either the Company or Mr. Helkey provides notice of non-renewal at least 90 days prior to expiration. Under the terms of the CFO Employment Agreement, Mr. Helkey is entitled to a base salary of $275,000 (subject to annual review by the Committee), the annual EBITDA-based cash bonus described above under “—Annual Bonuses – Ms. Ryan and Mr. Helkey,” and participation in the Company’s general employee benefit programs available to senior executives. The CFO Employment Agreement also entitled Mr. Helkey to receive the initial equity grants described above under “—Equity Awards for Fiscal Year 2018 – Ms. Ryan and Mr. Helkey.” In addition, the CFO Employment Agreement provides Mr. Helkey with a one-time relocation reimbursement package in the aggregate amount of $30,000 to be used in connection with Mr. Helkey’s relocation to the Moorestown, New Jersey area (none of which was paid in fiscal year 2018). In addition, until the earlier of the completion of such relocation or six months following Mr. Helkey’s start date, the Company will reimburse Mr. Helkey for pre-approved temporary housing costs and travel costs for up to three round trips per month between Mr. Helkey’s current residence and the Company’s principal executive offices (but no such payments were made in fiscal year 2018). The Company will also provide Mr. Helkey with a tax gross-up for taxes incurred in connection with the relocation reimbursements. The relocation reimbursements and related gross-up are subject to repayment by Mr. Helkey if, within 36 months after his last reimbursement, he fails to maintain a residence in the Moorestown, New Jersey area without the Company’s consent, resigns without “good reason,” or is terminated for “cause.”

Upon a termination of Mr. Helkey’s employment by the Company without “cause” or by Mr. Helkey for “good reason,” Mr. Helkey would be entitled to receive: (i) payment of all accrued and unpaid base salary through the date of such termination; (ii) payment of any cash bonus not yet paid, but earned for the calendar year in which Mr. Helkey’s employment is terminated; (iii) payment of (a) six months of base salary, in the event that such termination occurs in the first 12 months of the term of the CFO Employment Agreement; (b) nine months of base salary, in the event that such termination occurs in the second year of the term of the CFO Employment Agreement; and (c) 12 months of base salary, in the event that such termination occurs in the third year of the term of the CFO Employment Agreement or thereafter; and (iv) a six-month COBRA subsidy. However, if the severance event occurs within 18 months after a “change in control,” then the salary continuation referenced in clause (iii) above will be 12 months in all circumstances, and the COBRA subsidy referenced in clause (iv) above will be increased from six to 12 months. Mr. Helkey’s severance benefits are subject to his execution and delivery of a release of claims in favor of the Company.

As described above under “—Equity Awards for Fiscal Year 2018 – Ms. Ryan and Mr. Helkey,” if Mr. Helkey is terminated without “cause” or resigns for “good reason” within 18 months following the consummation of a “change in control,” then Mr. Helkey’s initial option grant, RSU grant, and PSU grant would immediately vest (with the PSUs vesting at the “target” level).

The CFO Employment Agreement contains certain non-competition and non-solicitation provisions which operate during Mr. Helkey’s employment and for 12 months following Mr. Helkey’s termination for any reason. In addition, Mr. Helkey is subject to perpetual confidentiality and non-disparagement covenants.

Executive Employment Agreement with Mr. Schriver

The Company entered into an Executive Employment Agreement with Mr. Schriver on December 4, 2017 (the “CAO Employment Agreement”). The CAO Employment Agreement does not have a defined term and will be in effect until Mr. Schriver’s termination of employment. Under the terms of the CAO Employment Agreement, Mr. Schriver is entitled to an initial base salary of $265,000 and an initial target bonus of 40% of his base salary (subject to annual review by the Chief Executive Officer).

Upon a termination of Mr. Schriver’s employment by the Company without “cause” or by Mr. Schriver for “good reason,” Mr. Schriver would be entitled to receive: (i) payment of all accrued and unpaid base salary through the date of such termination; (ii) payment of any cash bonus not yet paid, but earned for the calendar year in which Mr. Schriver’s employment is terminated; (iii) payment of 26 weeks of base salary; and (iv) a 26-week COBRA subsidy. However, if the severance event occurs within 24 months after a “change in control,” then the salary continuation referenced in clause (iii) above will be 52 weeks, plus an additional 40% of his base salary, in all circumstances, and the COBRA subsidy referenced in clause (iv) above will be increased from 26 weeks to 52 weeks. Mr. Schriver’s severance benefits are subject to his execution and delivery of a release of claims in favor of the Company.

The CAO Employment Agreement contains certain non-competition and non-solicitation provisions which operate during Mr. Schriver’s employment and for the greater of (i) six months following Mr. Schriver’s termination for any reason and (ii) the period of time during which he receives his cash severance benefits. In addition, Mr. Schriver is subject to perpetual confidentiality covenants.

Key Definitions under the CEO Employment Agreement, CFO Employment Agreement and CAO Employment Agreement

With respect to Ms. Ryan and Messrs. Helkey and Schriver, “cause,” “good reason,” and “change in control” have the following meanings under the CEO Employment Agreement, CFO Employment Agreement, and CAO Employment Agreement, respectively:

•

“Cause” means (i) for Ms. Ryan and Mr. Helkey, conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, and for Mr. Schriver, conviction of, or the plea of guilty or no contest to, a crime, other than minor traffic offense; (ii) alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription); (iii) willful misconduct or gross negligence in the course of employment; (iv) material breach of any published Company policy, including (without limitation) the Company’s ethics guidelines, insider trading policies, or policies regarding employment practices; (v) material breach of any agreement with a duty owed to the Company or any of its affiliates, and for Ms. Ryan and Mr. Helkey, after written notice and a period of 10 business days to cure; or (vi) for Ms. Ryan and Mr. Helkey, refusal to perform the lawful and reasonable directives of the Board of Directors that are within the scope of employment, and for Mr. Schriver, refusal to perform the lawful and reasonable directives of a supervisor.

•

“Good reason” means, without Ms. Ryan’s or Messrs. Helkey’s and Schriver’s prior consent, (i) for Ms. Ryan, a change in title or removal from the Board of Directors, for Mr. Helkey, a diminution in title, and for Mr. Schriver, a material, adverse change in title, authority or duties; (b) for Ms. Ryan and Mr. Helkey, a reduction in base salary or a reduction in the percentage thresholds used to calculate the annual EBITDA-based cash bonus, in a manner designed to reduce the overall cash bonus payable, and for Mr. Schriver, a reduction in base salary or bonus opportunity described in the CAO Employment Agreement; or (c) a relocation of the principal worksite by more than 50 miles (that, in the case of Mr. Helkey, increases his one-way commute). However, none of the foregoing events or conditions will constitute “good reason” unless either Ms. Ryan or Messrs. Helkey and Schriver, as applicable, provides the Company with written objection to the event or condition within 30 days following its occurrence, the Company does not cure the event or condition within 30 days of receiving that written objection, and Ms. Ryan or Messrs. Helkey and Schriver, as applicable, resigns employment within 30 days following the expiration of that cure period.

•

“Change in control” has the meaning set forth in our Amended and Restated 2005 Equity Incentive Plan, and means the occurrence of any of the following, in one transaction or a series of related transactions: (i) any person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then-outstanding securities; (ii) a consolidation, share exchange, reorganization, or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all the assets of the Company, or (iv) a liquidation or dissolution of the Company.

REPORTS OF COMMITTEES OF THE BOARD OF DIRECTORS

Report of the Audit Committee

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2018 with management;

•

Discussed with the Company’s independent registered public accountants matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2018; and

•

Received the written disclosures and the letter from the independent registered public accountants required by applicable requirements of the Public Company Accounting Oversight Board for its communications with the Audit Committee regarding independence, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for fiscal year 2018.

The Audit Committee
Christopher Morgan, Chair
Gregory Kleffner
Anne-Charlotte Windal

The foregoing Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent the Company incorporates such report by specific reference.

PROPOSALS FOR CONSIDERATION BY THE STOCKHOLDERS

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our Board of Directors currently consists of five members whose terms will expire at the Annual Meeting. We are nominating the five incumbent directors for re-election at the Annual Meeting. Mr. Morgan, Ms. Ryan and Ms. Windal were elected by the stockholders at the 2018 Annual Meeting. Ms. Gavales was appointed to the Board of Directors, effective March 18, 2019. Mr. Kleffner was appointed to the Board of Directors, effective March 29, 2019.

If elected, each of these nominees will serve for a one-year term that will expire at our annual meeting of shareholders in 2020 or until his or her successor is duly elected and qualified. Information regarding the nominees is set forth below. All directors bring to the Board of Directors a wealth of executive leadership experience derived from their service in executive or professional positions with large or complex organizations.

The Board recommends that you vote FOR the election of all five nominees to the Board of Directors for a one-year term expiring at the next annual meeting of stockholders.

The persons named as proxies intend to vote the proxies FOR the election of each of the Board of Directors’ five nominees for a one-year term expiring at the next annual meeting of stockholders unless you indicate on the proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees.

The nominees recommended by our Board of Directors have consented to serving as nominees for election to our Board of Directors, to being named in this Proxy Statement and to serving as members of our Board of Directors if elected by our stockholders. As of the date of this Proxy Statement, we have no reason to believe that any nominee will be unable or unwilling to serve if elected as a director. However, if prior to the Annual Meeting, for any reason, a nominee becomes unable to serve or for good cause will not serve if elected, our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, may designate a substitute nominee, in which event the shares represented by proxies returned to us will be voted for such substitute nominee. If any substitute nominees are so designated, we will file an amended proxy statement or supplement to the proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

The following biographical information is furnished as to each of the Board of Directors’ nominees for election as a director:

Lisa Gavales, 56, has served as a director of the Company since March 2019. Most recently, Ms. Gavales provided interim leadership for Bluestem Group, Inc., starting in 2017 as President of its Northstar portfolio and for over a year as Interim Chief Executive Officer of Bluestem Group. From 2014 to 2017, Ms. Gavales was Chairman, Chief Executive Officer and President of Things Remembered, where she was instrumental in streamlining the company, and innovating shipping and manufacturing processes, providing better assortments with shorter delivery times. Before that, she served as President and Chief Marketing Officer of Talbots. From 2008 to 2013, Ms. Gavales was Executive Vice President, Chief Marketing Officer at EXPRESS where she led the launch of express.com and reinvigoration of the brand. Earlier in her career, Ms. Gavales spent over a decade at Bloomingdale’s where she held a variety of positions including: Senior Vice President of Marketing, where she was responsible for the launch of bloomingdales.com, General Merchandise Manager, and SVP of Planning. Ms. Gavales also sits on the boards of: Bluestem Brands, True Religion, and Goodwill of Greater Cleveland. Ms. Gavales holds an MBA and BS from the University of Bridgeport. We believe that Ms. Gavales’ strong operational leadership experience and background in brand building, digital marketing and e-commerce are extremely valuable as the Company continues to optimize its operations across brick-and-mortar and digital channels.

Gregory Kleffner, 64, has served as a director of the Company since March 2019. Mr. Kleffner was previously the Executive Vice President and Chief Financial Officer of Stein Mart, Inc. with responsibility for financial management, treasury, investor relations, credit card operations, internal audit, stores audit and asset protection. Prior to joining Stein Mart, Mr. Kleffner spent six years at Kellwood Company, a women’s apparel and soft goods marketer and manufacturer, in various finance roles including as Chief Financial Officer from 2007 to 2008. During his tenure, Mr. Kleffner was instrumental in the strategic restructuring of the company, including the disposal of certain non-core businesses and the successful integration of several acquisitions. Prior to joining Kellwood Company in 2002, he was Audit Partner at Arthur Andersen LLP in St. Louis. Mr. Kleffner received a Bachelor of Science in Business Administration from Olin Business School at Washington University. We believe that Mr. Kleffner’s financial expertise within the retail and apparel industries make him a valuable member of the Board of Directors.

Christopher B. Morgan, 47, has served as a director of the Company since May 2018. Mr. Morgan has been a senior analyst at Kingdon Capital Management, L.L.C. since 2014, researching consumer discretionary, retail and business services. Prior to joining Kingdon, Mr. Morgan was a senior analyst at Centerline Investments Partners from March 2013 to October 2014, a consultant at Suvretta Capital Partners LP from 2011 to 2012 and a Managing Director at Karsh Capital Management from 2006 to 2010, where Mr. Morgan was responsible for stock selection in the consumer discretionary and financial services sectors in a $3.5 billion global equity hedge fund. From 2004 to 2006, Mr. Morgan was a Partner at Copper Beech Capital Management responsible for equity investments in mid-cap consumer discretionary, leisure, business services and specialty financial services. Mr. Morgan served as an equity analyst at Hunter Global Investors from 2001 to 2004 and as an equity research analyst at Donaldson, Lufkin & Jenrette from 1995 to 2000, covering banks and financial services. Prior to that, Mr. Morgan was a credit analyst at Chemical Bank in the corporate banking/commercial lending division. Mr. Morgan received a B.A. in Psychology from Dartmouth College. We believe that the attributes, skills and qualifications that Mr. Morgan has obtained through his experience in analyzing the financial performance of companies will provide the Board of Directors and the Company with valuable insight regarding analyzing and improving the financial performance of the Company.

Marla A. Ryan, 52, has served as Chief Executive Officer and a director of the Company since May 2018. Ms. Ryan is the founder and Chief Executive Officer of Lola Advisors LLC, a business consultancy working in the apparel, beauty and wellness sector. Prior to founding Lola Advisors LLC, Ms. Ryan was employed by Lands’ End from 2009 through 2017, most recently serving as Senior Vice President of Retail. In this role, Ms. Ryan managed the Retail business unit, including Lands’ End shops at Sears, retail and outlet stores, and served as a member of the Executive Leadership Team. From 2009 to 2012, Ms. Ryan held various senior positions at Lands’ End, including Senior Vice President of Global Omni-Merchandising and Vice President of Retail. From 2002 to 2009, Ms. Ryan served in various senior positions at J.Crew, including Vice President of Crewcuts, J.Crew’s children’s apparel division. Prior to that, she served in various merchandising and management roles at Brooks Brothers, American Eagle, Abercrombie & Fitch and The Gap, Inc. Ms. Ryan has over 25 years of comprehensive functional and executive experience across e-commerce and retail, brand launch and strategy, merchandising, digital marketing, inventory management, real estate and store operations. We believe that Ms. Ryan’s extensive experience in the specialty retail industry will provide valuable skills and insights to the Board.

Anne-Charlotte Windal, 49, has been a director of the Company since May 2018. Ms. Windal is the founder of ACW Consulting, LLC, through which she provides strategic advisory services to consumer goods and retail companies. From 2013 to 2016, Ms. Windal was a Senior Analyst for Bernstein Research. In this role, she led a team that provided in-depth investment research and financial analysis on the U.S. specialty retail sector. Prior to joining Bernstein Research, Ms. Windal served as a Partner for NERVE Group, a strategy and creative consultancy to consumer and retail companies. From 2008 to 2010, she served as Senior Vice President and General Manager, Design and Strategy at New York & Company, where she served as a member of the Executive Committee. From 2003 to 2008, Ms. Windal held senior merchandising positions at L Brands, including Senior Vice President, Brand Development for Bath & Body Works. Prior to that, Ms. Windal was a

Principal for The Boston Consulting Group. Ms. Windal received an M.S. in Management with a concentration in Finance from Ecole des Hautes Etudes Commerciales and an M.B.A. with a concentration in Marketing and Finance from Columbia Business School. We believe that Ms. Windal’s broad expertise in strategy, retail, strategic and merchandising planning, consumer insight and product innovation make her a valuable member of the Board of Directors.

The Board of Directors recommends that you vote FOR this Proposal 1 to elect all of its Nominees to the Board of Directors for a term expiring at the next Annual Meeting of Stockholders.

RATIFICATION OF

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 2)

The Audit Committee of our Board of Directors has appointed the firm of BDO as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2019, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. BDO has served as our independent registered public accountants since April 16, 2019. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of BDO is not required by law or by the By-laws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If BDO shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of BDO is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote FOR this Proposal 2 to ratify the appointment of BDO as independent registered public accountants for fiscal year 2019.

Change in Independent Auditors

As previously disclosed, on April 10, 2019, the Company notified KPMG LLP (“KPMG”) that it would dismiss KPMG as the Company’s independent registered public accounting firm immediately upon completion of its audit of the Company’s consolidated financial statements as of and for the fiscal year ended February 2, 2019 and the issuance of its report thereon, which occurred on April 16, 2019, concurrent with the filing of the Company’s Annual Report on Form 10-K. The dismissal of KPMG was approved by the Audit Committee of the Board of Directors of the Company (the “Audit Committee”). KPMG’s reports on the Company’s consolidated financial statements for the fiscal years ended February 2, 2019 and February 3, 2018 did not contain an adverse opinion or a disclaimer opinion and were not qualified as to uncertainty, audit scope or accounting principles.

As previously disclosed, during the Company’s two most recent fiscal years ended February 2, 2019 and February 3, 2018, and the subsequent interim period through April 16, 2019, there were: (i) no disagreements, within the meaning of Item 304(a)(1)(iv) of Regulation S-K promulgated under the Exchange Act (“Regulation SK”) and the related instructions thereto, with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused it to make reference to the subject matter of the disagreements in connection with its reports and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company provided KPMG with a copy of the above disclosure prior to its filing on the Company’s Current Report on Form 8-K, and requested KPMG to furnish the Company with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of KPMG’s letter dated April 16, 2019, is filed as Exhibit 16.1 to the Current Report on Form 8-K filed by the Company on April 16, 2019.

As previously disclosed, on April 16, 2019, the Company engaged BDO as its independent registered public accounting firm for the Company’s fiscal year ending February 1, 2020. The decision to engage BDO as the Company’s independent registered public accounting firm was approved by the Audit Committee. During the Company’s two most recent fiscal years ended February 2, 2019 and February 3, 2018, and the subsequent interim period through April 16, 2019, neither the Company nor anyone acting on its behalf consulted with BDO regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The change in independent auditors was previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on April 16, 2019.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for fiscal years 2018 and 2017:

Fee Category	Fiscal Year 2018 Fees ($)	Fiscal Year 2017 Fees ($)
Audit Fees (1)	879,025	869,484
Audit-Related Fees (2)	0	272,500
Tax Fees (3)	180,375	174,356
Non-Audit Related Fees (4)	1,780	203,650

Total Fees	1,061,180	1,519,990

(1)

Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements and internal control over financial reporting, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, and for services provided in connection with certain statutory and regulatory filings, including consents.

(2)	Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on proposed financial accounting and reporting related matters.
(3)	Tax Fees consist of fees billed for professional services relating to tax compliance and other tax advice.
(4)

Non-Audit Related Fees consist of fees billed for annual subscription fees for accounting research tools and professional services for due diligence assistance relating to the formerly proposed merger with Orchestra.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit, audit-related and non-audit services described above rendered to the Company by KPMG during fiscal years 2017 and 2018 and has pre-approved similar services to be rendered by BDO during the fiscal year 2019. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

ADVISORY VOTE RELATED TO EXECUTIVE COMPENSATION

(PROPOSAL 3)

The requirements of the Securities Exchange Act of 1934 and the related rules of the SEC enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC’s rules. At our Annual Meeting of Stockholders held in October 2017, our stockholders were asked to vote on whether the “Say-on-Pay” advisory vote should be held annually, every two years, or every three years. Our stockholders indicated a preference for holding such a vote on an annual basis. Our Board of Directors determined, as a result of such vote on the frequency of the advisory vote to approve our executive compensation, that we will hold a “Say-On-Pay” stockholder advisory vote to approve our executive compensation every year.

As described in detail under the heading “Executive Compensation,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Please read the “Executive Compensation” discussion above for additional details about our executive compensation programs, including information about the fiscal year 2018 compensation of our named executive officers.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”

The “Say-on-Pay” vote is advisory, and therefore not binding on the Company, the Compensation Committee, or our Board of Directors. Nonetheless, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends that you vote FOR this Proposal 3 to ratify the compensation of the named executive officers.

ADDITIONAL INFORMATION

Distribution of Proxy Materials

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we have used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By April 25, 2019, we would have mailed a Notice of Internet Availability of Proxy Materials (“Notice”) to many of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in our proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a notice by mail and would like to receive paper copies of our proxy materials in the mail, you may follow the instructions in the notice for making this request.

Solicitation of Proxies; Expenses

We are required by law to convene an annual meeting of stockholders at which directors are elected. Because our shares are widely held, it would be impractical for our stockholders to meet physically in sufficient numbers to hold a meeting. Accordingly, proxies are solicited from our stockholders. This solicitation of proxies is being made by the Board of Directors and all expenses of this solicitation will be borne by the Company. These costs include, among other items, the expense of preparing, assembling, printing and mailing the notice and proxy materials to stockholders of record and beneficial owners, and reimbursements paid to brokerage firms, banks and other fiduciaries for their reasonable out-of-pocket expenses for forwarding the notice and proxy materials to stockholders and obtaining beneficial owner’s voting instructions. In addition to soliciting proxies by mail, directors, officers and employees may solicit proxies on behalf of the Board of Directors, without additional compensation, personally or by telephone. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

Forward-Looking Statements

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Proxy Statement or made from time to time by management of the Company, including those regarding various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: the strength or weakness of the retail industry in general and of apparel purchases in particular, our ability to successfully manage our various business initiatives, the success of our international business and its expansion, our ability to successfully manage and retain our leased department and international franchise relationships and marketing partnerships, future sales trends in our various sales channels, unusual weather patterns, changes in consumer spending patterns, raw material price increases, overall economic conditions and other factors affecting consumer confidence, demographics and other macroeconomic factors that may impact the level of spending for apparel (such as fluctuations in pregnancy rates and birth rates), expense savings initiatives, our ability to anticipate and respond to fashion trends and consumer preferences, unanticipated fluctuations in our operating results, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, our ability to hire, develop and retain senior management and sales associates, our ability to develop and source merchandise, our ability to receive production from foreign sources on a timely basis, our compliance with applicable financial and other covenants under our financing arrangements, potential debt prepayments, the trading liquidity of our Common Stock, changes in market interest rates, our compliance with certain tax incentive and abatement programs, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the SEC, or in materials incorporated therein by reference.

Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. The Company assumes no obligation to update or revise the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

Householding of Notice and Proxy Materials

As permitted by the SEC, only one copy of the Notice or proxy materials is being delivered to shareholders residing at the same address, unless the shareholders have notified the Company of their desire to receive multiple copies of the Notice or proxy materials. This is known as “householding.” The Company will promptly deliver, upon oral or written request, a separate copy of the Notice or proxy materials to any shareholders residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Destination Maternity Corporation, 232 Strawbridge Drive, Moorestown, New Jersey 08057, telephone (856) 291-9700. We will send an individual copy of the Notice or proxy materials to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Other Business

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

Annual Report

A copy of the Company’s Annual Report to Stockholders for fiscal year 2018 accompanies this Proxy Statement.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for the fiscal year ended February 2, 2019. Requests should be directed to Destination Maternity Corporation, Attention: Chief Financial Officer, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Stockholder Proposals

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2020 (the “2020 Annual Meeting”). Stockholder proposals intended to be presented at our 2020 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, must be received by us no later than December 27, 2019. Such proposals must comply with SEC regulations Rule 14a-8 regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Proposals should be addressed to: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

Any proposal that a stockholder intends to present at the 2020 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8, must be received by us no earlier than March 6, 2020 and, no later than April 5, 2020. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request. A copy of the full text of the By-law provisions discussed above may be obtained by writing to our Secretary, and all notices and nominations referred to above must be sent to our Secretary, at the following address: Destination Maternity Corporation, Attention: Secretary, 232 Strawbridge Drive, Moorestown, New Jersey 08057.

By Order of the Board of Directors

Marla A. Ryan
Chief Executive Officer

Moorestown, New Jersey

April 25, 2019

C/O BROADRIDGE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E67978-P22792                                                     KEEP THIS PORTION  FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DESTINATION MATERNITY CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 1, 2 and 3.					☐	☐	☐

1.	Election of Directors

	01)	Lisa Gavales	04)	Marla Ryan
	02)	Gregory Kleffner	05)	Anne-Charlotte Windal
	03)	Christopher Morgan
									For	Against	Abstain

2.	Ratification of the appointment of BDO USA, LLP as independent registered public accountants.								☐	☐	☐

3.	Approval, by non-binding advisory vote, of executive compensation.								☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please have an authorized officer sign in full corporate or partnership name.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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E67979-P22792

DESTINATION MATERNITY CORPORATION

Annual Meeting of Stockholders

June 4, 2019, 9:15 AM

This proxy is solicited by the Board of Directors

The stockholder signing this proxy, revoking all previous proxies, hereby appoints David Helkey and Rodney Schriver, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on June 4, 2019, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” RATIFICATION OF APPOINTMENT OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING FEBRUARY 1, 2020 AND “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please sign and date your proxy on the reverse side and return it promptly.

Continued and to be signed on reverse side